Exhibit 99.1

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Financial Statements

December 31, 2015 and 2014

Magnum Semiconductor, Inc. and Subsidiaries

Contents

Page(s)

Independent Auditors’ Report	1

Consolidated Balance Sheets	2-3

Consolidated Statements of Operations and Comprehensive Income (Loss)	4

Consolidated Statements of Stockholders’ Deficit	5

Consolidated Statements of Cash Flows	6-7

Notes to Consolidated Financial Statements	8-42

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Magnum Semiconductor, Inc. and Subsidiaries:

We have audited the accompanying consolidated financial statements of Magnum Semiconductor, Inc. and its subsidiaries (a Delaware corporation), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of two years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Magnum Semiconductor, Inc. and its subsidiaries as of December 31, 2015 and 2014, the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-matter

As discussed in Note 1 to the consolidated financial statements, the Company was acquired by GigPeak, Inc. on April 5, 2016.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
May 27, 2016

ACCOUNTANTS & CONSULTANTS

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands except share and per share data)

	2015	2014
ASSETS
Current assets:
Cash	$1,810	$6,294

Accounts receivable, net of allowance for doubtful accounts and sales returns of $0 and $11, respectively	7,053	5,558
Inventories	1,147	2,135
Other current assets	324	751

Total current assets	10,334	14,738

Property and equipment, net	282	315
Intangible assets, net	22	528
Goodwill	2,373	2,373
Other assets	111	62

Total assets	$13,122	$18,016

The accompanying notes are an integral part
 of these consolidated financial statements.

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Balance Sheets, Continued

December 31, 2015 and 2014

(In thousands except share and per share data)

	2015	2014
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,206	$1,021
Accrued and other current liabilities	4,544	2,997
Deferred revenue, net of associated costs	2,246	109
Notes payable, current	25,827	27
Shareholder subordinated notes payable, current	5,261	-

Total current liabilities	39,084	4,154

Notes payable, long-term	4	25,233
Shareholder subordinated notes payable, long-term	-	5,009
Deferred revenue, long-term, net of associated costs	3,178	-
Other liabilities, long-term	1,139	1,520
Convertible preferred stock warrant liability	623	5,186

Total liabilities	44,028	41,102

Commitments and contingencies (Note 9)

Stockholders’ deficit:

Nonredeemable convertible Series E-2 preferred stock, $0.001 par value; 2,200,000 shares authorized in 2015 and 2014; 1,888,960 and 1,326,310 shares issued and outstanding in 2015 and 2014, respectively; aggregate liquidation preference, $2,550 and $1,791 as of December 31, 2015 and 2014, respectively	850	597

Nonredeemable convertible Series E-1 preferred stock, $0.001 par value; 50,166,666 shares authorized in 2015 and 2014; 40,769,257 and 39,102,591 shares issued and outstanding in 2015 and 2014, respectively; aggregate liquidation preference, $61,154 and $58,654 as of December 31, 2015 and 2014, respectively	46,805	44,805

Nonredeemable convertible Series E preferred stock, $0.001 par value; 996,469 shares authorized in 2015 and 2014; 746,237 shares issued and outstanding in 2015 and 2014; aggregate liquidation preference, $1,959 as of December 31, 2015 and 2014	226	226

Redeemable convertible Series D preferred stock, $0.001 par value; 12,121,212 shares authorized, issued and outstanding in 2015 and 2014; aggregate liquidation preference, $24,201 as of December 31, 2015 and 2014	24,114	24,028

Redeemable convertible Series C preferred stock, $0.001 par value; 14,848,484 shares authorized, issued, and outstanding in 2015 and 2014; aggregate liquidation preference, $30,242 as of December 31, 2015 and 2014	30,200	30,129

Redeemable convertible Series B preferred stock, $0.001 par value; 24,485,000 shares authorized, issued, and outstanding in 2015 and 2014; aggregate liquidation preference, $33,757 as of December 31, 2015 and 2014	34,285	34,670

Common stock, $0.001 par value; 174,366,666 shares authorized in 2015 and 2014, 3,791,460 and 3,273,401 shares issued as of December 31, 2015 and 2014, respectively	4	4

Accumulated deficit	(167,390)	(157,545)
Total stockholders’ deficit	(30,906)	(23,086)
Total liabilities and stockholders’ deficit	$13,122	$18,016

The accompanying notes are an integral part
 of these consolidated financial statements.

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the years ended December 31, 2015 and 2014

(In thousands)

	2015	2014

Net sales	$17,084	$28,001

Cost of sales	3,746	4,844

Gross profit	13,338	23,157

Operating expenses:
Research and development	14,885	15,994
Selling, general, and administrative	5,368	5,856
Amortization of intangibles	506	722
Restructuring costs	1,640	-

Total operating expenses	22,399	22,572

Income (loss) from operations	(9,061)	585

Change in the fair value of warrant liabilities	4,563	(4,466)
Interest and other expenses, net	(5,589)	(5,783)
Gain on extinguishment of debt	-	21,794

Income (loss) before provision for (benefit from) income taxes	(10,087)	12,130

Provision for (benefit from) income taxes	220	(39)

Net and comprehensive income (loss)	(10,307)	12,169

Accretion of redeemable convertible preferred stock	228	234

Net income (loss) attributable to common stockholders	$(10,079)	$12,403

The accompanying notes are an integral part
 of these consolidated financial statements.

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

For the years ended December 31, 2015 and 2014

(In thousands, except share and per-share amounts)

	Non-Redeemable Convertible Preferred Stock Series E-2		Non-Redeemable Convertible Preferred Stock Series E-1		Non-Redeemable Convertible Preferred Stock Series E		Redeemable Convertible Preferred Stock Series D		Redeemable Convertible Preferred Stock Series C		Redeemable Convertible Preferred Stock Series B		Common Stock		Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit

Balance as of December 31, 2013	-	$-	36,602,591	$41,845	746,237	$226	12,121,212	$23,943	14,848,484	$30,058	24,485,000	$35,060	2,919,756	$4	$(170,163)	$(39,027)

Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	12,169	12,169
Issuance of common stock at $0.09-$0.16 per share upon exercise of stock option grants	-	-	-	-	-	-	-	-	-	-	-	-	353,645	35	-	35
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	180	-	180
Issuance of Convertible Preferred E-1 Stock at $1.20 per share less issuance costs of $40	-	-	2,500,000	2,960	-	-	-	-	-	-	-	-	-	-	-	2,960
Issuance of Convertible Preferred E-2 Stock at $0.45 per share	1,326,310	597	-	-	-	-	-	-	-	-	-	-	-	-	-	597
Accretion of redeemable convertible preferred stock issuance costs	-	-	-	-	-	-	-	85	-	71	-	(390)	-	(215)	449	-

Balance as of December 31, 2014	1,326,310	597	39,102,591	44,805	746,237	226	12,121,212	24,028	14,848,484	30,129	24,485,000	34,670	3,273,401	4	(157,545)	(23,086)

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(10,307)	(10,307)
Issuance of common stock at $0.07-$0.29 per share upon exercise of stock option grants	-	-	-	-	-	-	-	-	-	-	-	-	518,059	49	-	49
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	185	-	185
Issuance of Convertible Preferred E-1 Stock at $1.20 per share	-	-	1,666,666	2,000	-	-	-	-	-	-	-	-	-	-	-	2,000
Issuance of Convertible Preferred E-2 Stock at $0.45 per share	562,650	253	-	-	-	-	-	-	-	-	-	-	-	-	-	253
Accretion of redeemable convertible preferred stock issuance costs	-	-	-	-	-	-	-	86	-	71	-	(385)	-	(234)	462	-

Balance as of December 31, 2015	1,888,960	$850	40,769,257	$46,805	746,237	$226	12,121,212	$24,114	14,848,484	$30,200	24,485,000	$34,285	3,791,460	$4	$(167,390)	$(30,906)

The accompanying notes are an integral part
of these consolidated financial statements.

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Cash flows from operating activities:
Net income (loss)	$(10,307)	$12,169
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	757	1,138
Stock-based compensation	185	180
Noncash interest expense	1,049	3,695
Noncash restructuring cost	1,580	-
Gain on extinguishment of debt	-	(21,794)
Loss on disposal of property and equipment	-	23
Change in fair value of warrant liabilities	(4,563)	4,466
Changes in operating assets and liabilities:
Accounts receivable	(1,481)	(324)
Inventories	988	(240)
Other current assets and other assets	364	41
Accounts payable and other long-term liabilities	(193)	(70)
Accrued and other current liabilities	217	439
Deferred revenue, net of associated costs	5,315	(96)

Net cash used in operating activities	(6,089)	(373)

Cash flows used in investing activities:
Purchases of property and equipment	(218)	(125)

Net cash used in investing activities	(218)	(125)

Cash flows from financing activities:
Payment on revolving line of credit	-	(5,916)
Payments of capital lease obligations	(29)	(46)
Proceeds from issuance of convertible preferred stock	2,000	2,960
Proceeds from issuance of common stock	49	35
Proceeds from term loan	-	28,750
Repayments on debt	-	(19,860)
Proceeds from shareholder notes	-	835
Payments for debt issuance costs	(197)	(1,834)

Net cash provided by financing activities	1,823	4,924

Net increase (decrease) in cash	(4,484)	4,426

Cash, beginning of year	6,294	1,868

Cash, end of year	$1,810	$6,294

The accompanying notes are an integral part
 of these consolidated financial statements.

Magnum Semiconductor, Inc. and Subsidiaries

Consolidated Statements of Cash Flows, Continued

For the years ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Supplemental cash flow disclosures:
Net cash paid for income taxes	$-	$-

Net cash paid for interest	$3,524	$2,029

Noncash financing activities:
Debt extinguishment	$-	$21,794

Warrants issued in connection with term loan	$-	$1,869

Series E-2 Preferred Stock shares issued in exchange for services	$253	$597

Accretion of redeemable convertible preferred Series B, C, and D stock	$(228)	$(234)

Fees and interest added to notes payable related to loan amendment	$590	$-

The accompanying notes are an integral part
 of these consolidated financial statements.

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

1.	Overview and Basis of Presentation

Overview

Magnum Semiconductor, Inc. (“Magnum” or the “Company”) is a leading provider of silicon, modules, software and intellectual property for the professional broadcast infrastructure market. Magnum provides top of the line products, tools and technologies for the entire video content creation and distribution chain, from contribution and production through distribution over cable, satellite and IPTV to Over-the-Top video streaming. Magnum develops and provides proprietary software and application-specific standard products (“ASSPs”) that provide video compression solutions for the manufacturers of systems for the commercial broadcast market that enable the delivery of video content by cable, satellite, and telecommunications service providers to the home.

The Company was incorporated in Delaware on March 10, 2005. The Company is headquartered in Milpitas, California. The Company also has development centers in China and Canada and serves its Asia-based customers from a sales office in Korea.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company recorded a net loss of $10.3 million and net income of $12.2 million for the years ended December 31, 2015 and 2014, respectively, and as of December 31, 2015, the Company had an accumulated deficit of $167.4 million. As of December 31, 2015, the Company owed $31.1 million under its borrowing agreements (see Note 7). These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required; to generate sufficient cash flows to meet its obligations on a timely basis; and, ultimately, to continue successful operations.

Acquisition by GigPeak, Inc.

On April 5, 2016, the Company was acquired by GigPeak, Inc. (formerly GigOptix, Inc.; “GigPeak”), an NYSE MKT-traded semiconductor company located in San Jose, California.

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. The Company bases its estimates and judgments on historical experience, knowledge of current conditions, and beliefs of what could occur in the future, considering available information. Actual results could differ from those estimates.

Reclassifications

Certain comparative amounts in the fiscal year 2014 consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported operating expenses, net income, or shareholders’ deficit.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the year, nonmonetary assets and liabilities are translated at historical rates, and revenues and expenses are translated at the exchange rate in effect on the transaction date. Foreign currency transaction gains and losses, which have not been significant to date, are included as a component of interest and other expenses, net in the consolidated statements of operations and comprehensive income (loss).

Certain Significant Risks and Uncertainties

The Company participates in a dynamic high-technology industry. Changes in any of the following areas could have a material adverse effect on the Company’s future consolidated financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; market acceptance of the Company’s offerings; development of sales channels; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; risks associated with necessary components and factory capacity; and the Company’s ability to attract and retain employees necessary to support its growth.

The Company is primarily dependent on two suppliers for the manufacturing of substantially all of its inventory. The inability of a supplier to fulfill the production requirements of the Company on a timely basis could negatively impact future results. Although there are other suppliers that could provide similar products or services, a change in suppliers could cause delays in the availability of the Company’s products and result in loss of sales.

The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing evaluations of its customers’ financial condition and, in some situations, requires cash in advance from certain customers. The Company evaluates the collectability of its accounts receivable based on known collection risks and historical experience. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings and substantial downgrading of credit ratings), the Company records a specific allowance for doubtful accounts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company records allowances for doubtful accounts based on the length of time the receivables are past due and its historical experience. The Company has not experienced any significant credit losses during any of the periods presented.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, restricted cash, and accounts receivable. The Company’s cash and restricted cash consist of checking accounts with one domestic financial institution and certain foreign financial institutions located in Asia and Canada. Deposits held with banks may generally be redeemed upon demand and may, from time to time, exceed the limit of insurance provided on such deposits. Since inception, the Company has not sustained any credit losses from funds held at financial institutions.

The following is a list of customers whose sales totaled 10% or more of total sales for 2015 and 2014:

	2015	2014
Customer A	40%	48%
Customer B	12%	13%
Customer C	11%	Less than 10%

As of December 31, 2015 and 2014, the following customers comprised 10% or more of the Company’s accounts receivable:

	2015	2014
Customer A	67%	39%
Customer B	Less than 10%	19%
Customer D	10%	Less than 10%
Customer E	Less than 10%	11%

Concentration of Suppliers

The following is a list of vendors whose purchases totaled 10% or more of total cost of sales for 2015 and 2014:

	2015	2014
Vendor A	24%	33%
Vendor B	20%	28%

As of December 31, 2015 and 2014, the following vendors comprised 10% or more of the Company’s accounts payable:

	2015	2014

Vendor A	12%	Less than 10%
Vendor B	Less than 10%	28%
Vendor C	Less than 10%	26%

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments, including cash, restricted cash, accounts receivable, inventories, other current assets, accounts payable, accrued liabilities and borrowings approximate fair value due to their relatively short maturities and market interest rates, if applicable.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last unobservable:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

Level 3 – Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

The convertible preferred stock warrant liability is the only financial instrument required to be measured at fair value on a recurring basis. As of December 31, 2015 and 2014, observable market information was not available to determine the fair value of such warrants. Therefore, the fair value was estimated using a Black-Scholes option-pricing model that relied on Level 3 inputs (see Note 8), including estimated fair value of the underlying security into which each warrant converts, estimated volatility over the remaining life of the warrant, and risk-free interest rate. The valuation of the Company’s warrant liability is subject to uncertainties that are difficult to predict. Factors that may affect the valuations in the future include changes in the estimated fair value of the underlying security into which each warrant converts, risk-free interest rate, and expected volatility.

Cash and Restricted Cash

Cash consists primarily of checking accounts. Substantially all of the Company’s cash is maintained at reputable financial institutions in the United States, which management believes to be of high-credit quality. Deposits at these financial institutions may, from time to time, exceed federally insured limits.

As a condition of the Company’s Credit Agreement with Capital IP Investment Partners (“CapIP” see Note 7), the Company is obligated to maintain a minimum liquidity of $2.0 million. While the Company was not in compliance with this covenant as of December 31, 2015, CapIP has allowed the Company to access cash below the minimum threshold of $2.0 million in order to cover operating expenses; therefore, all cash is reflected as unrestricted cash on the consolidated balance sheets.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on the first in, first out basis, or market value. The Company routinely evaluates quantities and values of inventory on a part-by-part basis in light of current market conditions and market trends and records provisions for quantities in excess of demand and product obsolescence. This evaluation takes into consideration expected demand, generally over a 12-month period; new product development schedules; the effect new products might have on the sale of existing products; product obsolescence; product merchantability; and other factors.

The Company also regularly reviews the cost of inventories against their estimated market value and records a provision for inventories that have a cost in excess of estimated market value in order to carry those inventories at the lower of cost or market value.

The recording of these provisions establishes a new and lower cost basis for each specifically identified inventory item. The Company does not restore the cost basis to its original level regardless of any subsequent changes in facts or circumstances. Recoveries are recognized only upon the sale of previously written-down inventories.

Long-Lived Assets

The Company evaluates long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset group to future undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. The Company incurred no intangible asset impairment expenses in any of the periods presented.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over estimated useful lives, ranging from two to five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the term of the lease or the estimated useful life. Gains or losses related to retirements or dispositions of fixed assets are recognized in operations in the period incurred.

Intangible Assets

Intangible assets include acquired technology and trade names that are recorded at estimated fair value as of the date of acquisition. In addition, intangible assets include purchased technology licenses recorded at cost. Intangible assets are generally amortized on a straight-line basis over their estimated useful lives, ranging from three to five years.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of net tangible and intangible assets acquired, including related tax effects. Goodwill is not amortized; instead it is tested for impairment on an annual basis or more frequently, if the Company believes indicators of impairment exist. The Company first assesses qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. If the Company determines that the fair value is less than the carrying value, the Company will use a two-step process to determine the amount of goodwill impairment. The first step requires comparing the fair value of the reporting unit to its net book value, including goodwill. A potential impairment exists if the fair value of the reporting unit is lower than its net book value. The second step of the process is only performed if a potential impairment exists, and it involves comparing the aggregate fair value of the reporting unit’s net assets other than goodwill to the fair value of the reporting unit as a whole.

Goodwill is considered impaired, and an impairment charge is recorded, if the excess of the fair value of the reporting unit over the fair value of the net assets is less than the carrying value of goodwill. The Company had one reporting unit, the fair value of which was determined by management through a discounted cash flow and comparable company valuation analysis. The Company was not required to perform the second step of the impairment test in 2015 or 2014 because the fair value of the reporting unit exceeded its net book value.

Revenue Recognition

The Company recognizes revenue from sales of software, silicon products, and firmware when all of the following criteria have been met:

Persuasive evidence of an arrangement exists. The Company generally relies upon sales contracts or agreements, and customer purchase orders to determine the existence of an arrangement.

Delivery has occurred. Delivery terms for silicon products are generally ex works, and delivery and title transfer are deemed to have occurred upon the Company notifying customers that goods are available and pickup is arranged. Software is typically delivered electronically via a File Transfer Protocol site designated for each customer prior to delivery of essential silicon products, including under development agreements. In addition, the Company uses written evidence of customer acceptance, when applicable, to verify delivery or performance.

Sales price is fixed or determinable. The Company assesses whether the sales price is fixed or determinable based on the sales contract, purchase order, payment terms and whether the sales price is subject to refund or adjustment.

Collectibility is reasonably assured. The Company assesses collectibility based on creditworthiness of customers determined by credit checks, payment histories, or changes in circumstances that indicate that collectibility is not reasonably assured. If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of payment.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

When sales arrangements contain multiple elements, including software and non-software components that function together to deliver the tangible products’ essential functionality, the Company allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on either vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or best estimated selling price (“BESP”) if neither VSOE nor TPE is available. The Company then recognizes revenue on each deliverable in accordance with its policies for product and service revenue recognition. VSOE of selling price is based on the price charged when the element is sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices fall within a reasonable range based on historical discounting trends for specific products and services. In addition, the Company considers customer geographies, customer classifications, and other variables in determining VSOE. TPE of selling price is established by evaluating largely interchangeable competitor products or services in stand-alone sales to similarly situated customers. However, as the Company’s products contain a significant element of proprietary technology and its solutions offer substantially different features and functionality, the comparable pricing of third-party products with similar functionality typically cannot be obtained. BESP is established considering multiple factors including, but not limited to pricing practices in different geographies and through different sales channels, gross margin objectives, internal costs, pricing strategies, and industry technology lifecycles. The Company regularly reviews estimated selling price of the product offerings and maintains internal controls over the establishment and updates of these estimates.

In multiple element arrangements where software deliverables are included, revenue is allocated to each separate unit of accounting for each of the non-software deliverables and to the software deliverables as a group using the relative selling prices of each of the deliverables in the arrangement based on the aforementioned selling price hierarchy.

The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specific return or refund privileges.

Revenue related to software development arrangements is recognized on a proportional performance basis for the time to assist with software integration to customers’ equipment with final release software recognized when delivered because software and hardware products during the arrangements are deemed essential to one another.

The Company recognizes royalty revenue based on reports received from customers during the quarter, assuming that all other revenue recognition criteria are met. The customers generally report shipment information typically within 45 days following the end of their respective quarters. If there is a reliable basis on which the Company can estimate its royalty revenues prior to obtaining the customers’ reports, the Company will recognize royalty revenues in the quarter in which they are earned. If there is not a reliable basis for estimating royalties, the Company will recognize revenue in the following quarter when the shipment report is received. The amount of revenue recognized is determined by multiplying the number of integrated circuits (“ICs”) the customers sold during a particular period by the agreed-upon royalty rate.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Service revenue includes customer support services, primarily software maintenance contract services and professional services. Revenue from service contracts is recognized ratably over the contract term, generally ranging from one to three years. Professional services, such as training services, are offered under time and material or fixed-fee contracts or as part of multiple-element arrangements. Professional services revenue is recognized as services are performed. The amounts of services revenue billed but yet to be recognized are included in the consolidated balance sheets as part of deferred revenue, net of associated costs.

The Company’s policy on sales to its distributors that do not have the right to return products and/or pricing adjustments is to recognize revenue on a sell-in basis assuming all other revenue recognition criteria have been met.

The Company’s policy on sales to its distributors with certain return rights is to defer recognition of revenue and related cost of revenue, until the distributor resells the product as the Company is unable to reasonably estimate returns. The amounts billed to these distributors, but not yet sold by the distributors, are included in the consolidated balance sheets as part of deferred revenue, net of associated costs.

Shipping and Handling Costs

Shipping and handling costs for inventory purchases and product shipments are classified as a component of cost of sales in the consolidated statements of operations and comprehensive income (loss).

Warranty Expense

In general, the Company warrants that its products, when delivered, will be free from defects in material and workmanship under normal use and service. The Company’s obligations are limited to replacing, repairing, or giving credit for, at its option, any products that are returned within one year after the date of shipment and if notice is given in writing, within 30 days of the customer learning of such problem. The Company accrues for known warranty issues if a loss is probable and can be reasonably estimated and accrues for estimated incurred but unidentified issues based on historical activity. The product warranty liability is recorded as part of accrued and other current liabilities in the accompanying consolidated balance sheets.

The table presented below summarizes the changes in the warranty liability for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Product warranty liability, beginning of year	$137	$126
Warranty expense	(18)	112
Warranty claims	(113)	(101)

Product warranty liability, end of year	$6	$137

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Research and Development Expenses

Research and development expenditures are charged to operations as incurred and consist primarily of compensation costs, including stock-based compensation costs, outside services, expensed materials, depreciation, and an allocation of overhead expenses, including facilities and information technology costs.

Stock-Based Compensation

The Company measures stock-based compensation at the grant date based on the fair value of the stock award determined using the Black-Scholes option-pricing model. The fair value is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The Company estimated the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model using assumptions for the years ended December 31, 2015 and 2014, as follows:

	2015	2014
Volatility	52.09% - 54.93%	55.57% - 55.86%
Risk-free interest rate	1.33% - 2.01%	1.59% - 2.11%
Expected term (in years)	6.0	6.0
Dividend yield	-	-

All options granted were intended to be exercisable at a price per share not less than fair market value of the shares of the Company’s stock underlying those options on their respective dates of grant. The Company estimated the fair value of the common stock underlying stock-based grants based upon several factors, including historical and projected operating and financial performance, progress, and milestones attained in its business, and the price of the most recent preferred stock sales to investors in arms-length transactions.

For the years ended December 31, 2015 and 2014, the Company estimated the expected term of its options based on the vesting and contractual term. Volatility is estimated based on an average of the historical volatilities of the common stock of entities with characteristics similar to those of the Company.

The Company uses the U.S. Treasury yield for its risk-free interest rate and a dividend yield of zero as it does not issue common stock dividends.

During the years ended December 31, 2015 and 2014, the weighted-average estimated fair value of employee stock options granted was $0.12 and $0.04 per share, respectively.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes, wherein deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statement and tax bases of assets and liabilities, as measured by enacted tax rates expected to be in effect when these differences reverse. Valuation allowances are established to reduce deferred tax assets, as necessary, when in management’s estimate, based on available objective evidence, it is more-likely-than-not that the Company will not realize the benefit of its deferred tax assets. The Company has provided a valuation allowance equal to its deferred tax assets due to the uncertainty regarding their realization as of December 31, 2015 and 2014. The Company evaluates the reliability of its deferred tax assets and recognizes these assets if it becomes more-likely-than-not that the assets will be realized.

The Company recognizes the impact of a tax position that, based on its technical merits, is more-likely-than-not to be sustained upon examination. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criterion. The tax position is measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold will be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold will be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company includes interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations and comprehensive income (loss).

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in the equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. For all periods presented, the Company’s only item of comprehensive income (loss) is its net income (loss).

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014‑09, Revenue from Contracts with Customers, or ASU 2014-09, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The standard will replace most existing revenue recognition guidance in Generally Accepted Accounting Principles in the United States of America when it becomes effective. The original effective date for the ASU would have required the Company to adopt the standard beginning in its first quarter of fiscal year 2018. In July 2015, the FASB voted to amend the ASU by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. In connection with each annual and interim period, management is required to assess whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date, and to provide related footnote disclosures in certain circumstances. The new guidance is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted. This ASU is not expected to have an impact on the Company’s consolidated financial statements or disclosures.

On April 7, 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, in the same manner as debt discounts or premiums. The new guidance is effective for annual periods beginning after December 15, 2015 and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company adopted this guidance for fiscal year 2015 and, for presentation purposes, has made necessary reclassification adjustments to the fiscal year 2014 consolidated balance sheet.

In July 2015, the FASB issued ASU No. 2015-11, Inventory, the authoritative guidance that requires an entity to measure inventory at the lower of cost or net realizable value (NRV). NRV is the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. This guidance is effective for reporting periods beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes, the guidance to simplify the presentation of deferred income taxes. The amendments in this update require that deferred tax assets and liabilities be classified as non-current in a classified statement of financial position. The amendments in this update will apply to all entities that present a classified statement of financial position. The current requirement that deferred tax assets and liabilities of a tax paying component of an entity be offset and presented as a single amount is not affected by the amendments to this update. The amendments to this update are effective for financial statements issued for annual periods beginning after December 15, 2016. Earlier application is permitted. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

2.	Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In February 2016, the FASB issued an accounting standard superseding Topic 840, Leases, to require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position, to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis, and to classify all cash payments within operating activities in the statement of cash flows. This standard is effective for interim and annual reporting periods beginning after December 15, 2018. We are evaluating the impact the adoption will have on our condensed consolidated financial statements.

In March 2016, the FASB issued an accounting standard eliminating the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by step basis as if the equity method had been in effect during all previous periods that the investment had been held. This standard is effective for interim and annual reporting periods beginning after December 15, 2016. We do not expect the adoption will have a material impact on our condensed consolidated financial statements.

In March 2016, the FASB issued an accounting standard amending the Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2016-09”), which is not yet effective. The effective date and transition requirements remains the same as ASU 2014-09. This amendment standard addresses the issues related to the guidance on principal versus agent considerations stated in the ASU 2014-09. We are evaluating the impact the adoption will have on our condensed consolidated financial statements.

3.	Inventories

Inventories as of December 31, 2015 and 2014 were comprised of the following (in thousands):

	2015	2014
Work in progress	$1,026	$1,339
Finished goods	121	796

Total inventories	$1,147	$2,135

4.	Property and Equipment, Net

Property and equipment as of December 31, 2015 and 2014 were comprised of the following (in thousands):

	2015	2014
Machinery and equipment	$2,944	$2,935
Software	1,001	834
Leasehold improvements	556	556
Furniture and fixtures	176	176

Total property and equipment, gross	4,677	4,501

Less accumulated depreciation and amortization	(4,395)	(4,186)

Property and equipment, net	$282	$315

Depreciation expense on property and equipment for the years ended December 31, 2015 and 2014 was $251,000 and $416,000, respectively.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

5.	Intangible Assets, Net

Intangible assets as of December 31, 2015 and 2014 were comprised of the following (in thousands):

	2015
	Gross Amount	Accumulated Amortization	Net

Technology licenses	$4,346	$(4,324)	$22

	2014
	Gross Amount	Accumulated Amortization	Net

Technology licenses	$6,122	$(5,594)	$528

Amortization expense recorded for the years ended December 31, 2015 and 2014 was $506,000 and $722,000, respectively. The estimated future amortization expense of purchased intangible assets as of December 31, 2015 is $22,000 in 2016.

6.	Accrued and Other Liabilities

Accrued and other current liabilities as of December 31, 2015 and 2014 were comprised of the following (in thousands):

	2015	2014

Accrued compensation	$1,541	$2,451
Accrued restructuring	1,580	-
Accrued interest	945	-
Customer credits	117	113
Accrued professional services	27	41
Accrued royalties	10	55
Accrued warranty	6	137
Other	318	200

	$4,544	$2,997

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

6.	Accrued and Other Liabilities, continued

Accrued restructuring includes the costs associated with a restructuring plan approved by the Board of Directors in November 2015. In conjunction with the Company’s restructuring, the Company shut down its operation in Beijing, China. This R&D location supported the Company’s firmware and software quality assurance functions. The Company took this action because after many years of investment, most system level functionality, which was the main focus of development by the firmware group in Beijing, is now complete and this functionality will need only a modest amount of investment given it will now be in maintenance mode. The Company reduced its software quality assurance staff as the Company has invested in software quality assurance tools which automate the quality assurance testing of its software. The Company has firmware and software quality assurance staff in its Waterloo, Canada operation who will manage these functions going forward. The Company has retained a small number of key technical staff in Beijing on a contract basis.

The Company’s restructuring costs consisted of: $1,429,000 in one-time employee termination costs, $78,000 in Beijing facility closure costs, $73,000 in quality assurance lab relocation costs, and $60,000 in contract termination costs.

The following table summarizes the activities related to the restructuring (in thousands):

	One-Time Employee Termination Costs	Contract Termination and Other Costs	Total

Amount incurred in fiscal year 2015	$1,429	$211	$1,640
Costs paid or otherwise settled	-	(60)	(60)

Balance as of December 31, 2015	$1,429	$151	$1,580

Other liabilities, long-term as of December 31, 2015 and 2014 were comprised of the following (in thousands):

	2015	2014

Income taxes payable	$581	$500
Deferred income taxes	530	467
Long-term account payable	28	553

Total other long-term liabilities	$1,139	$1,520

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

7.	Notes Payable

Notes payable, net of debt discount, as of December 31, 2015 and 2014, were comprised of the following (in thousands):

	2015	2014
Capital IP notes payable, net of debt discount of $3,537 and $3,548, respectively	$25,802	$25,202

Capital lease obligation	29	58

	25,831	25,260
Less current portion	(25,827)	(27)

Long-term portion	$4	$25,233

Capital IP Note Payable

On October 31, 2014, the Company closed a $36,250,000 Senior Secured Credit facility pursuant to a Credit Agreement by and among the Company, CapIP, as administrative agent and CapIP Magnum LLC, as lender (the “Credit Agreement”). At the October 31, 2014 closing, the Company borrowed a total of $28,750,000, which was subject to $250,000 of original issue discount, such that the Company received a total of $28,500,000.

Pursuant to the terms of the Credit Agreement, the Company has granted a first priority security interest on all of the property and assets and all interests and proceeds owned or later acquired by the Company. The Company’s outstanding loans from its shareholders are contractually subordinated to all amounts borrowed pursuant to the Credit Agreement. The Company pays accrued interest monthly on the outstanding loans and obligations at a rate per annum equal to (a) the greater of (i) LIBOR then in effect and (ii) one percent (1.00%), plus (b) twelve and one quarter of one percent (12.25%). The facility matures and the principal is due on October 31, 2019, the fifth anniversary of the closing date.

The Credit Agreement also contains a number of affirmative and negative covenants, including financial covenants relating to minimum quarterly net sales through September 30, 2019. Additionally, the agreement requires the Company’s “liquidity” to be not less than $2.0 million. While the Company was not in compliance with this covenant as of December 31, 2015, CapIP has allowed the Company to access cash below the minimum threshold of $2.0 million in order to cover operating expenses; therefore, all cash is reflected as unrestricted cash on the consolidated balance sheets. “Liquidity” means on any date of determination, the freely and immediately available, unencumbered cash and cash equivalents, minus the amount of trade payables that are overdue for more than ninety days.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

7.	Notes Payable, continued

Capital IP Note Payable, continued

In connection with the entry into the credit facility, the Company issued a warrant exercisable for shares of the most senior class or series of capital stock as to payment of proceeds in a liquidity event of the Company (either a sale of the Company or the Company’s initial public offering of common stock). The warrant enables the lender to receive upon the liquidity event a number of shares of the Company’s capital stock with a value equal to a percentage of the Company’s overall valuation. The percentage varies in range from 0.50% to 1.50% based on the Company’s overall valuation with a maximum issuable number of shares of 2,200,000. The lender may also elect in the event of a sale transaction to put the warrant back to the Company for a cash payment equal to the value of the warrant. The warrant will automatically be net exercised in the event that it has not been exercised by October 31, 2024, the tenth anniversary of the closing date.

The proceeds of the initial $28,500,000 received by the Company were used to repurchase a promissory note and preferred stock warrant that were both held by LSI Corporation, repay indebtedness owed to NXT Capital, LLC and East West Bank, pay original issue discounts and upfront fees, provide for an interest reserve as required pursuant to the Credit Agreement, pay transaction expenses and provide working capital for the Company.

In exchange for a payment of $7,500,000 to LSI Corporation, the Company repurchased (i) the Amended and Restated Subordinated Note issued to LSI Corporation on May 31, 2012, which had a principal amount of $19,583,625 and accrued unpaid interest of approximately $7,000,000, and (ii) a warrant to purchase 2,301,618 shares of the Company’s Series E-1 Preferred Stock issued to LSI Corporation on May 31, 2012. In connection with such repurchase, LSI Corporation’s Board observation rights were terminated. Under ASC 470-50, Debt-Modifications and Extinguishments, the Company accounted for the above transaction as an extinguishment of the old loan. As such, all issuance costs associated with the loan were written off by the Company during the year ended December 31, 2014. This transaction resulted in a gain on extinguishment of debt of approximately $21.8 million.

The Company also repaid $9,878,722 in outstanding debt to NXT Capital, LLC, which terminated the credit facility that was provided by NXT Capital, LLC in September 2012. The Company also repaid $5,377,074 in outstanding debt to East West Bank, which terminated the line of credit that was provided by East West Bank in January 2013.

The Company was not in compliance with the minimum quarterly sales covenant for March 31, 2015 and June 30, 2015 as required by the outstanding CapIP Senior Credit facility. On September 11, 2015, the Company obtained the First Amendment and Waiver to Credit Agreement providing a waiver for existing defaults. The amendment set additional terms and reset covenants to the loan. Term and covenant changes included: (1) the interest changed from 13.25% to 14.75%, (2) resetting of net sales covenant levels, (3) an additional minimum accounts receivable covenant, and (4) a change to the equity payment formula based on the total valuation of the Company.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

7.	Notes Payable, continued

Capital IP Note Payable, continued

As of December 31, 2015, the Company was not in compliance with its financial covenants under its credit agreement with CapIP. Per the credit agreement, default interest of 4% is due during the period of default. The Company has accrued default interest of $200,000 as of December 31, 2015. Additionally, CapIP has allowed the Company access to cash below the minimum threshold of $2.0 million of cash according to its credit agreement with CapIP. Despite the CapIP debt obligation having a maturity in 2019, given there is an ongoing non-compliance with the Company’s debt agreement with CapIP, the Company has classified its debt obligation with CapIP as short term as of December 31, 2015. Additionally, consistent with the classification of the CapIP debt obligation, the Company has classified its shareholder subordinated note obligation as short term at December 31, 2015. The shareholder notes cannot be paid until the CapIP debt obligation has been paid, but otherwise these notes have a maturity of December 31, 2015. On April 5, 2016, the Company completed a merger with GigPeak. Immediately prior to the closing of the merger, GigPeak loaned money to the Company to pay off, in full, its debt obligation to CapIP.

Working Capital Revolving Line of Credit

In January 2013, the Company entered into a Working Capital Revolving Line of Credit with East West Bank that provided the Company up to $10 million based on eligible Company accounts receivable and inventory. As a condition, the Company was obligated to maintain a minimum balance of $1.5 million in the operating account. As part of the debt refinancing during 2014 (see Note 7, Capital IP Note Payable), the Working Capital Revolving Line of Credit with East West Bank was closed on October 31, 2014.

Loans Payable

In September 2012, the Company obtained a loan from NXT Capital, LLC. The loan for $12.0 million had an interest rate of 11.25% per annum for 42 months. The loan was interest only for the first 18 months with the final 24 months of the loan period to be equal principal and interest payments. As part of the 2014 debt refinancing (see Note 7, Capital IP Note Payable), the loan with NXT Capital, LLC was paid off.

Shareholder Subordinated Notes Payable

On August 22, 2013, the Company entered into a Subordinated Convertible Promissory Note Purchase Agreement (“Shareholder Notes”) which authorized the Company to issue up to $6 million in aggregate principal to certain existing shareholders. The Company raised $3.5 million in the initial closing, which occurred on August 22, 2013 and a further $393,000 on October 24, 2013 in a rights offering to other holders of preferred stock that were not included as part of the initial closing. An additional $835,000 was raised in a third closing that occurred on January 21, 2014. The notes initially bore interest at a rate of 8% until the third closing at which time the notes converted to long-term notes maturing on December 31, 2015. The notes accrue interest at a rate of 5% per annum. The Shareholder Notes are unsecured and subordinate to the Capital IP Investment Partners LLC term loan. The subordination agreement prohibits the Shareholder Notes from being paid until the Capital IP Note is paid in full. Therefore, consistent with the classification of the CapIP debt obligation, the Company has classified its shareholder note obligation as short term as of December 31, 2015 (see Note 7, Capital IP Note Payable). The Company completed a merger with GigPeak on April 5, 2016. At the time of the merger, all Shareholder Subordinated Notes Payable and accrued interest were paid in full with GigPeak common stock.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

7.	Notes Payable, continued

Shareholder Subordinated Notes Payable, continued

Approximately $5.3 million and $5.1 million as of December 31, 2015 and 2014, respectively, representing the total of the notes and the accrued and unpaid interest thereon, is reflected in current and long-term liabilities in the accompanying consolidated balance sheets.

LSI Asset Purchase Agreement

In July 2007, as part of an Asset Purchase Agreement with LSI Corporation (“LSI”), the Company issued a note payable to LSI for the principal amount of $18.0 million (the “LSI Note”). The LSI Note’s interest was 8.0% per annum, payable quarterly, with the principal due on December 31, 2010. In December 2007, the LSI Note was amended to reduce the amount of the note payable to $17.0 million as a result of an agreement by the Company and LSI regarding an adjustment to the fair value of assets acquired and the purchase price. The note was unsecured and subordinate to certain senior loans in place at that time.

In April 2010, the Company and LSI entered into an Amended and Restated Restructuring Agreement whereby LSI agreed to the restructuring of the LSI Note (the “Restructured Note”). The Restructured Note provided that interest base at the rate of 8.0% per annum until December 31, 2010, and 12.0% per annum from January 1, 2011.

In May 2012, the Company and LSI Corporation agreed to amend and restate (the “Restructured Note”) the Amended and Restated Subordinated Note (the “Prior Note”). The Restructured Note increased the principal due LSI to $19.6 million by adding accrued and unpaid interest payable of $2.6 million to the unpaid principal of $17.0 million and changed the maturity date to December 31, 2015. The interest rate payable on the Restructured Note was 11.0% through June 30, 2012 and thereafter is the lesser of: (1) LIBOR plus 9.5% or (2) the base Rate (as defined in the Restructured Note) plus 8.5%, calculated quarterly.

In October 2014, the Company and LSI Corporation agreed to the retirement of all debt and related accrued interest and the repurchase of all existing warrants for the amount of $7.5 million (see Note 7, Capital IP Note Payable).

8.	Stock Warrants

As part of loan commitments and financing activities by the Company since its inception, the Company has warrants expiring in different periods. The warrants have been valued using either the Black-Sholes option‑pricing model or the Monte Carlo pricing model, and the resulting debt discount is being amortized over the life of the loan.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

8.	Stock Warrants, continued

Warrants outstanding as of December 31, 2015, in connection with loan commitments and financing activities are as follows:

Issue Date	Exercise Price Range	Expiration Date	B-1 Warrants Issued	D-1 Warrants Issued	E-1 Warrants Issued	Common Warrants Issued	Total Warrants Grant Date Fair Value

2006	$1.00	2016	750,000	-	-	-	$825
2007	$1.00-$1.65	2017	250,000	454,546	-	-	824
2008	$1.65	2018	-	151,514	-	-	250
2009	$1.65	2019	-	681,818	-	-	442
2010	$1.20	2017	-	-	305,195	-	210
2010	$1.20	2020	-	-	1,116,401	-	974
2011	$0.13	2021	-	-	-	740,385	63
2012	$1.20	2019	-	-	644,643	-	362
2012	$0.01-$1.20	2022	-	-	1,313,211	575,000	1,346
2014	$0.00	2024	-	-	2,200,000	-	1,869
Balance as of December 31, 2015			1,000,000	1,287,878	5,579,450	1,315,385	$7,165

The warrants will terminate at the earlier of (i) the respective expiration dates noted above or (ii) in the event that the warrants are not exercised in connection with certain acquisition events of the Company (as defined in the warrant agreements). Each of the warrants includes a provision that the warrant will be deemed net exercised in the event that, on the respective expiration date, the fair market value of the shares subject to the warrant exceeds the exercise price of such warrant.

In connection with the entry into the credit facility, the Company issued CapIP, a warrant exercisable for shares of the most senior class or series of capital stock as to payment of proceeds in a liquidity event of the Company (either a sale of the Company or the Company’s initial public offering of common stock). The warrant enables CapIP to receive upon the liquidity event a number of shares of the Company’s capital stock with a value equal to a percentage of the Company’s overall valuation. The percentage varies in range from 0.50% to 1.50% based on the Company’s overall valuation with a maximum issuable number of shares of 2,200,000. CapIP may also elect in the event of a sale transaction to put the warrant back to the Company for a cash payment equal to the value of the warrant. The warrant will automatically be net exercised in the event that it has not be exercised by October 31, 2024, the tenth anniversary of the closing date. The warrant was valued using Monte Carlo pricing model, and the grant dated fair value was $1,869,000. On September 11, 2015, the Company obtained the First Amendment and Waiver to Credit Agreement providing a waiver for existing defaults. As part of the waiver agreement, the CapIP warrant was amended. The amendment changes included a change to the equity payment amount, and the revised payout percentage varies in range from 2.00% to 2.50% depending on the overall valuation of the Company. As of December 31, 2015, the Company reassessed the value of this outstanding CapIP warrant using the Black-Scholes option pricing model. As of December 31, 2014, the Monte Carlo pricing model was used for the reassessment of value.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

8.	Stock Warrants, continued

The assumptions used to value preferred stock warrants as of December 31, 2015 and 2014, were as follows:

	2015	2014

Volatility	41.4% - 48.1%	37.7% - 50.9%
Risk-free interest rate	0.42% - 2.05%	0.35% - 2.14%
Expected term (in years)	0.45 - 8.81	1.61 - 7.90
Dividend yield	-	-

The change in carrying value associated with Level 3 financial instruments, which represent the Company’s issued warrants, for the years ended December 31, 2015 and 2014, is as follows (in thousands):

	2015	2014

Preferred stock warrant liability, beginning of year	$5,186	$1,590
Fair value of warrants issued at date of grant	-	1,869
Fair value of warrants extinguished	-	(2,739)
Change in fair value	(4,563)	4,466

Preferred stock warrant liability, end of year	$623	$5,186

As of December 31, 2015 and 2014, the outstanding CapIP warrant was valued at $337,000 and $1,869,000, respectively; all remaining outstanding preferred stock warrants were valued at $286,000 and $3,317,000, respectively.

9.	Commitments and Contingencies

Facilities and Equipment under Operating Lease Agreement

The Company leases its facilities and certain equipment under operating lease agreements. Certain of these arrangements provide for lease renewal increases based upon future fair market rates. The Company’s principal facilities, located in Milpitas, California, consist of approximately 21,000 square feet of leased office and lab space; the lease expires on February 28, 2017. This space is used for product development and testing, sales, marketing, and administration. The Company also leases facilities in Korea, China, and Canada through 2020, which are used for product development, sales, and marketing.

The aggregate minimum future payments under all operating leases entered into as of December 31, 2015 are (in thousands):

2016	$464
2017	174
2018	132
2019	132
2020	44

Total minimum lease payments	$946

Rent expense was approximately $690,000 and $760,000, respectively, for the years ended December 31, 2015 and 2014.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

9.	Commitments and Contingencies, continued

Wafer, Assembly, and Test Purchase Commitments

The Company relies on third-party foundries for its wafer manufacturing needs. As of December 31, 2015 and 2014, the Company had noncancelable foundry commitments of $80,000 and $131,000, respectively.

Indemnification Provisions

The Company provides indemnification agreements to certain direct or indirect customers. The Company agrees to reimburse these parties for any damages, costs, and expenses incurred by them as a result of legal actions taken against them by third parties for infringing upon their intellectual property rights as a result of using the Company’s products and technologies. These indemnification provisions are varied in their scope and are subject to certain terms, conditions, limitations, and exclusions. There were no indemnification costs incurred as of December 31, 2015 and 2014. The Company also provides for indemnification of its directors and officers and select employees.

Other Contingencies

From time to time, the Company may be involved in legal proceedings in the ordinary course of business. Management believes there is no litigation currently pending that could have, individually or in aggregate, a material adverse effect on our operations or financial condition.

10.	Employee Benefit Plans

The Company has a 401(k) plan (the “Plan”) covering substantially all of its qualifying U.S. employees. Under the Plan, employees may elect to contribute up to 90% of their eligible compensation, subject to annual IRS limitations. The match is 50% up to the first 6% of employees’ Plan contributions. During 2015 and 2014, the Company matched expenses in the amount of $186,000 and $162,000, respectively.

In addition, the Company has a Registered Retirement Savings Plan (“RRSP”) in Canada covering substantially all of its qualifying employees. The Company matches 50% up to the first 6% of employee contributions to the RRSP up to an annual contribution limit of $24,930 and $24,270 for 2015 and 2014, respectively. During 2015 and 2014, the Company matched contributions in the amount of $66,000 and $64,000, respectively.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock

In May 2014, the Company’s Board of Directors and stockholders approved the current Company’s Twelfth Amended and Restated Certificate of Incorporation. The convertible preferred stock has been designated as Series B Redeemable Convertible Preferred Stock (Series B), Series B-1 Convertible Preferred Stock (Series B-1), Series C Redeemable Convertible Preferred Stock (Series C), Series D Redeemable Convertible Preferred Stock (Series D), Series D-1 Convertible Preferred Stock (Series D‑1), Series E Convertible Preferred Stock (Series E), Series E-1 Convertible Preferred Stock (Series E-1), and Series E-2 Convertible Preferred Stock (Series E-2). Convertible Preferred Stock as of December 31, 2015, consists of the following:

	Preferred Shares Authorized	Preferred Shares Issued and Outstanding
Preferred Series
Series B	24,485,000	24,485,000
Series B-1	1,000,000	-
Series C	14,848,484	14,848,484
Series D	12,121,212	12,121,212
Series D-1	1,287,878	-
Series E	996,469	746,237
Series E-1	50,166,666	40,769,257
Series E-2	2,200,000	1,888,960

	107,105,709	94,859,150

Series B Redeemable Convertible Preferred Stock

In June 2005, the Company issued 24,000,000 shares of Series B at $1.00 per share for cash proceeds of $23.7 million net of issuance costs of $200,000. In June 2006, the Company issued 1,300,000 shares of Series B at a cost of $1.00 per share and fair value of $1.35 per share to four distributors and one customer of the Company. The holders of the Series B and Series B‑1, voting together as a single class, have the right to elect two members of the Company’s Board of Directors. Pursuant to a mandatory conversion provision in the Company’s Eighth Amended and Restated Certificate of Incorporation, certain holders of Series B that did not purchase their pro rata share of the Series E-1 financing had their shares of Series B converted into common stock on a 10 preferred-to-1 common basis on May 7, 2010.

In February 2012, the Company issued 5,558,844 shares of Series E-1 at a cost of $1.20 per share to existing preferred shareholders of the Company. Pursuant to a mandatory conversion provision in the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended, certain holders of Series B that did not purchase their pro rata share of the Series E-1 financing had their respective shares of preferred stock converted into common stock on a 10 preferred-to-1 common basis in February 2012. As a result of this conversion to common stock, the authorized number of shares of Series B was reduced to 24,485,000 in the Ninth Amended and Restated Certificate of Incorporation.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock, continued

Series B‑1 Convertible Preferred Stock

In the Eighth Amended and Restated Certificate of Incorporation, the authorized number of shares of Series B‑1 was set at 1,000,000. Series B‑1 has the same rights and privileges as Series B, except that it is not redeemable. There was no outstanding Series B-1 as of December 31, 2015 or 2014.

Series C Redeemable Convertible Preferred Stock

In April and May 2007, the Company issued 16,363,636 shares of Series C to investors at $1.65 per share for cash proceeds of approximately $27.0 million net of issuance costs of $100,000. The holders of the Series C, voting as a class, have the right to elect one member of the Company’s Board of Directors. Pursuant to a mandatory conversion provision in the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended, one holder of Series C that did not purchase it’s pro rata share of the Series E-1 financing had its shares of Series C converted into common stock on a 10 preferred-to-1 common basis on May 7, 2010. As a result of this conversion to common stock, the authorized number of shares of Series C was reduced to 14,848,484 in the Ninth Amended and Restated Certificate of Incorporation.

Series D Redeemable Convertible Preferred Stock

In July and October 2007, the Company issued 12,121,212 shares of Series D to investors at $1.65 per share for cash proceeds of approximately $20.0 million net of issuance costs of $100,000.

Series D‑1 Convertible Preferred Stock

Series D-1 has the same rights and privileges as Series D, except that it is not redeemable. There are 1,287,878 shares authorized and no outstanding shares of Series D-1 as of December 31, 2015 and 2014.

Series E Convertible Preferred Stock

In July and November 2008, the Company issued 6,195,121 shares of nonredeemable Series E to investors at $2.10 per share for cash proceeds of approximately $13.0 million, net of issuance costs of $1.3 million. Pursuant to the terms of the Company’s Certificate of Incorporation, the conversion price of the Series E was reduced to $1.65 per share as of December 31, 2009, upon determination that the Company did not achieve certain previously established financial targets for the year ended December 31, 2009.

In connection with the sale and issuance of shares of Series E-1 in April and May 2010, the Company agreed that holders of Series E that purchased shares of Series E-1 in an amount equal to at least 25% of the total dollars invested by each such holder in the Company’s 2008 Series E financing were entitled to exchange their shares of Series E inclusive of an amount equal to undeclared dividends through March 31, 2010, for shares of Series E-1 at the Series E-1 purchase price of $1.20 per share.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock, continued

Series E-1 Convertible Preferred Stock

In a series of closings from April through August 2010, the Company issued 23,148,213 shares of nonredeemable Series E-1 to investors at $1.20 per share for: (i) cash proceeds of approximately $9.8 million, (ii) cancelation of indebtedness upon conversion of the principal and interest due under the Convertible Notes of $5.0 million, and (iii) the exchange of Series E for shares of Series E-1 as described in the immediately preceding paragraph. The Company’s issuance costs were approximately $800,000.

Modification accounting was applied to the exchange of Series E for E-1, as well as, modifications to the terms of the Series B, C, and D. Modification accounting records the difference between the fair values of the security before the transaction and the fair value of the security immediately thereafter; this resulted in a deemed contribution to preferred stockholders for common stockholders.

In a series of closings from January through June 2012, the Company received gross proceeds of $16.7 million by issuing 13,892,177 shares of nonredeemable Series E-1 to investors at $1.20 per share. Pursuant to a mandatory conversion provision in the January/February closing: 656,887 shares of preferred stock were converted to 65,688 shares of common stock and the authorized number of shares of Series E was reduced to 1,107,564.

On May 21, 2014, the Company entered into a strategic partnership agreement with Altera. As part of the strategic relationship, Altera would purchase up to $5 million of Magnum’s Series E-1, at the same price and on the same terms as purchasers of Series E-1 in Magnum’s last Series E-1 financing. The Company received $3 million of the amount on May 21, 2014 and issued 2,500,000 of Series E-1 to Altera. The second tranche of $2 million was received on March 3, 2015. Upon receipt of the $2 million, the Company issued 1,666,666 shares of Series E-1 to Altera.

Series E-2 Convertible Preferred Stock

In the Eleventh Amended and Restated Certificate of Incorporation dated March 2014, 2,000,000 shares of Series E-2 were authorized for sale, which has been amended to 2,200,000 shares in the Twelfth Amended and Restated Certificate of Incorporation dated May 2014. In March and September of 2014, a total of 1,326,310 shares of Series E-2 were issued as part of the Executive Incentive Equity Program at a price of $0.45 per share.

During 2015, a total of 562,650 shares of Series E-2 were issued as part of the Variable Compensation Plan at a price of $0.45 per share.

Dividend Rights

The Series B, Series B-1, Series C, Series D, Series D-1, Series E, Series E-1, and Series E-2 (collectively, the “Preferred”) is eligible to receive a dividend equal to 8% of each such series of preferred stock’s original issuance price when and if declared by the Board of Directors. The Series C, Series D, Series D-1, Series E, Series E-1 and Series E-2 receive dividends in preference to the Series B, Series B-1 or the common stock; the Series B and Series B-1 receive dividends in preference to the common stock.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock, continued

Dividend Rights, continued

Dividends on the Preferred Series E-1 and Series E-2 are not cumulative and do not accrue. Dividends on the Series B, Series B-1, Series C, Series D, Series D-1 and Series E were cumulative and accrue from their respective issue dates through March 31, 2010, and thereafter ceased to be cumulative and do not accrue. The accrued dividends through March 31, 2010, on such series of preferred stock shall be paid in connection with a liquidation event or with respect to the Series B, Series C, and Series D in the event of redemption of such series of preferred stock. The accrued dividends will also be paid in shares of common stock, at the then effective conversion prices for such series of preferred stock upon their conversion into common stock.

As long as any shares of Preferred shall be outstanding, the Company shall not, without the consent of a majority of the then-outstanding shares of Preferred, pay or declare a dividend in any fiscal year on any common stock unless and until any accrued dividends on the Preferred have been paid. Thereafter, dividends are payable pro rata to the holders of common stock and preferred stock.

No shares of any common stock may be purchased or redeemed by the Company until any accrued dividends on the Preferred Shares have been paid.

No dividends have been declared on any class of stock as of December 31, 2015 and 2014.

Voting Rights

Preferred has voting rights equal to the number of common stock for which such Preferred is convertible into, as adjusted for any changes to the conversion prices of the Preferred.

The approval of a majority of the Series E, Series E-1 and Series E-2, voting together as a single class, is required prior to: (i) the authorization or issuance of any equity or debt security having rights senior to or on parity with the Series E, Series E-1 and Series E-2 with respect to dividends, liquidation, or redemption; or (ii) any amendment, alternation, or repeal of any provision of the Company’s charter documents that waives, alters, or changes the voting powers, preferences, or other special rights or privileges or restrictions of the Series E, Series E-1 and Series E-2 so as to affect them adversely in a manner differently than the other series of preferred stock.

The approval of a majority of the Series D and Series D‑1, voting together as a single class, is required prior to: (i) the authorization or issuance of any equity or debt security having rights senior to or on parity with the Series D and Series D‑1 with respect to dividends, liquidation or redemption; or (ii) any amendment, alteration, or repeal of any provision of the Company’s charter documents that waives, alters, or changes the voting powers, preferences, or other special rights or privileges or restrictions of the Series D and Series D‑1, so as to affect them adversely in a manner that is different than the other series of preferred stock.

The approval of at least 75% of the Series C, voting as a separate class, is required prior to: (i) the authorization or issuance of any equity or debt security having rights senior to or on parity with the Series C with respect to dividends, liquidation, or redemption; or (ii) any amendment, alteration, or repeal of any provision of the Company’s charter documents that waives, alters, or changes the voting powers, preferences, or other special rights or privileges or restrictions of the Series C, so as to affect them adversely in a manner different than the other series of preferred stock.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock, continued

Voting Rights, continued

The approval of at least 75% of the Series B Preferred and Series B-1, voting together as a single class, is required prior to: (i) the authorization or issuance of any equity or debt security having rights senior to or on parity with the Series B and Series B-1 with respect to dividends, liquidation, or redemption; or (ii) any amendment, alteration, or repeal of any provision of the Company’s charter documents that waives, alters, or changes the voting powers, preferences, or other special rights or privileges or restrictions of the Series B and Series B-1, so as to affect them adversely in a manner different than the other series of preferred stock.

The Company shall not, without obtaining the approval of the holders of a majority of the then‑outstanding shares of Preferred, voting as a single class, any of the following: (i) declare dividends; (ii) change the number of authorized Board of Directors seats; (iii) liquidate or dissolve; (iv) effect a change of control; (v) sell all or substantially all of the Company’s assets, (vi) implement a material change in the Company’s business; (vii) amend the Company’s Certificate of Incorporation, or (viii) increase or decrease the number of shares of authorized capital stock.

Redemption

At any time after April 8, 2017, holders of a majority of the Series B, Series C, and Series D, voting together as a single class, may elect to require the Company to redeem all or a portion of the outstanding Series B, Series C, and Series D at an amount equal to their respective issuance prices (as adjusted for any stock dividends, combinations, or splits), plus accrued and unpaid dividends through March 31, 2010. If the funds legally available for redemption are insufficient to redeem all Series B, Series C, and Series D outstanding, then all of the Series C and Series D shall be redeemed on a pro rata basis prior to the redemption of any shares of Series B; any funds remaining thereafter shall be used to redeem shares of Series B on a pro rata basis.

The Company is recording accretion for the difference between the initial recorded value (as adjusted for modification previously discussed herein) of Series B, Series C, and Series D and the redemption price over the redemption period.

Liquidation

In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, or a change of control event (as defined), holders of Series E shall be entitled to receive $2.625 per share, plus cumulative dividends through March 31, 2010, and any declared but unpaid dividends, and holders of Series E-1 shall be entitled to receive $1.50 per share, plus any declared but unpaid dividends, and holders of Series E-2 shall be entitled to receive $1.35 per share, plus any declared but unpaid dividends, in each case as adjusted for any stock dividends, combinations, or stock splits, prior to any liquidation payment for any other class or series of stock, including the Series B, Series B‑1, Series C, Series D, and Series D‑1 and the common stock.

If the assets and funds distributed among the holders of Series E, Series E-1 and Series E-2 are insufficient to permit the payment to such holders of this preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series E, Series E-1 and Series E-2 stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock, continued

Liquidation, continued

Thereafter, the holders of Series D and Series D‑1 shall be entitled to receive, pari passu with the holders of Series C, $1.65 per share, plus cumulative dividends through March 31, 2010 and any declared but unpaid dividends, as adjusted for any stock dividends, combinations, or stock splits, prior to any liquidation payment for Series B, and Series B‑1 and the common stock. If the assets and funds distributed among the holders of Series C, Series D, and Series D‑1 are insufficient to permit the payment to such holders of this preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series C, Series D, and Series D‑1 stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive. Thereafter, the holders of Series B and Series B‑1 of $1.00 per share, plus cumulative dividends through March 31, 2010 and any declared but unpaid dividends, as adjusted for any stock dividends, combinations, or stock splits.

Upon filing of the Eighth Amended and Restated Certificate of Incorporation, the liquidation preference of the Series B and Series B‑1 was reduced from 1.9 times the original issuance price of the Series B to 1.0 times the original issuance price of the Series B. Also pursuant to the Eighth Amended and Restated Certificate of Incorporation, an additional liquidation preference for the Series C, Series D and Series D-1 equal to 0.9 times the original issuance prices of such series of preferred stock that was to be paid pari passu with the liquidation preference of the Series B and Series B-1 was eliminated.

Upon the completion of the distribution to the holders of Series B, Series B‑1, Series C, Series D, Series D‑1, Series E, Series E-1 and Series E-2, any remaining assets of the Company shall be distributed pro rata among the holders of shares of Preferred, and holders of shares of common stock based on the number of shares of common stock held, on an as-converted basis.

Conversion

Each share of Series B and Series B-1 shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of common stock as is determined by dividing: (i) the original issue price of such Series B and Series B-1, plus all accrued and unpaid dividends through March 31, 2010, plus 0.14492759 by (ii) the conversion price applicable to such share of Series B and Series B-1, equal to the its original issue price (“Series B Conversion Ratio”) subject to anti-dilution and contingent other adjustments as set forth below.

Each share of Series C shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of common stock as is determined by dividing: (i) the original issue price of such Series C, plus all accrued and unpaid dividends through March 31, 2010, plus 0.39456516 by (ii) the conversion price applicable to such share of Series C, equal to the its original issue price (“Series C Conversion Ratio”) subject to anti-dilution and contingent other adjustments as set forth below.

Each share of Series D and Series D-1 shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of shares of common stock as is determined by dividing: (i) the original issue price of such Series D and Series D-1, plus all accrued and unpaid dividends through March 31, 2010, plus 0.39456526 by (ii) the conversion price applicable to such share of Series D and Series D-1, equal to the its original issue price (“Series D Conversion Ratio”) subject to anti-dilution and contingent other adjustments as set forth below.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

11.	Preferred Stock, continued

Conversion, continued

Each share of Series E, Series E-1 and Series E-2 shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of shares of Common Stock as is determined by dividing (i) the applicable Original Issue Price for such series of preferred stock plus all accrued and unpaid dividends from the date of issuance of such share through March 31, 2010 by (ii) the Conversion Price applicable to such series of preferred stock in effect on the date the certificate is surrendered for conversion.

The Preferred is also automatically convertible into shares of common stock based on their respective conversion ratios in the event of a qualified initial public offering (“Qualified IPO”), representing a public offering that results in gross proceeds to the Company of at least $50.0 million and has a minimum offering price per share of at least 1.5 times the Series E-1 original issue price or date specified by at least 75% of the holders of the outstanding shares of Preferred, whichever is earlier; provided, however, that if such conversion is effected in contemplation of or in connection with a liquidation event in which the proceeds to holders of Series E-1 would be less than the amount the holders of Series E-1 would receive in the absence of such automatic conversion, then such automatic conversion of the Series E shall also require the approval of a majority of the holders of Series E-1, voting as a separate class.

Each series of Preferred has weighted-average anti-dilution protection such that the conversion price of each such series of preferred stock will be adjusted downward in the event of issuances of capital stock, subject to certain exceptions, at a per share price that is less than the then-effective conversion price of each such series of Preferred.

As of December 31, 2015, the number of common stock shares issuable upon conversion is as follows:

Preferred Series	Preferred Shares Outstanding	Initial Conversion Ratio into Common Stock	Preferred Shares Potentially Converted to Common	Cumulative Dividends Rate per Share	Additional Common Shares Issuable Related to Dividends	Modified Liquidation Preferences Conversion Rate per Share	Additional Common Shares Issuable Related to Foregone Liquidation Preferences	Total Common Shares Issuable Upon Conversion

Series B	24,485,000	1:1	24,485,000	0.38	9,271,885	0.14	3,548,552	37,305,437
Series C	14,848,484	1:1	14,848,484	0.23	3,479,950	0.24	3,550,724	21,879,158
Series D	12,121,212	1:1	12,121,212	0.21	2,546,353	0.24	2,898,551	17,566,116
Series E	746,237	1:1.2727	949,756	0.13	127,870	-	-	1,077,626
Series E-1	40,769,257	1:1	40,769,257	-	-	-	-	40,769,257
Series E-2	1,888,960	1:1	1,888,960	-	-	-	-	1,888,960

Total	94,859,150		95,062,669		15,426,058		9,997,827	120,486,554

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

12.	Common Stock

Stock Plan

In October 2005, the Company adopted the 2005 Stock Plan (“2005 Stock Plan”), which is divided into two separate equity programs: (1) the option grant program under which eligible employees and nonemployees may be granted both incentive and nonstatutory options to purchase shares of common stock and (2) the stock issuance program under which eligible employees and nonemployees may be issued shares of common stock directly, either through immediate purchase of such shares or as consideration for services rendered to the Company (“Stock Purchase Rights”). In July 2015, the Company adopted the 2015 Stock Plan (“2015 Stock Plan) to replace the 2005 Stock Plan which expired in 2015. At this time, 7,210,015 shares available for grant were released from the 2005 Stock Plan and became issuable under the 2015 Stock Plan.

Under the 2015 Stock Plan, employees and nonemployees who provide services to the Company may be granted Stock Purchase Rights or options to purchase shares of the Company’s common stock. The 2015 Stock Plan permits Stock Purchase Rights and nonstatutory stock options to be granted at prices no less than 85% of the fair market value per share of common stock on the option grant date.

Incentive options must be granted at prices no less than 100% of the fair market value per share of common stock on the grant date. If a Stock Purchase Right or option is granted to a 10% stockholder, the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Stock option grants are generally exercisable after the initial vesting date and prior to termination of the option and options generally expire 10 years from the date of grant. Stock options generally vest at a rate of 25% on the first anniversary of the grant date and 1/36 of the remainder each month thereafter.

A summary of activity under the stock plan is as follows:

	Available for Grant	Outstanding Options	Weighted- Average Exercise Price

Balance as of December 31, 2013	9,070,926	18,519,626	$0.19

Granted	(4,352,000)	4,352,000	0.07
Exercised	-	(353,645)	0.10
Canceled	1,451,064	(1,451,064)	0.18

Balance as of December 31, 2014	6,169,990	21,066,917	0.17

Granted	(1,047,500)	1,047,500	0.23
Exercised	-	(518,059)	0.10
Canceled	1,903,068	(1,903,068)	0.14
Canceled shares unavailable for grant	(297,543)	-	-

Balance as of December 31, 2015	6,728,015	19,693,290	$0.18

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

12.	Common Stock, continued

Stock Plan, continued

As of December 31, 2015, the Company had the following shares fully vested and expected to vest, after estimated forfeitures:

	Outstanding Options	Weighted- Average Exercise Price

Ending vested and expected to vest	19,267,765	$0.18

Ending vested and exercisable	15,240,986	$0.19

The weighted-average remaining contractual life of the vested and expected to vest shares is approximately 4.5 years, and the remaining contractual life of the exercisable shares is 3.7 years. During the years ended December 31, 2015 and 2014, the aggregate intrinsic value of stock option awards exercised were $70,000 and $29,000, respectively, determined at the date of option exercise. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the estimated fair value of the Company’s common stock on the date of exercise.

The total amount of employee stock-based compensation for the years ended December 31, 2015 and 2014, was $185,000 and $180,000, respectively. As of December 31, 2015, there was approximately $229,000 of total unrecognized compensation cost related to unvested options granted which is expected to be recognized over the weighted-average period of 2.0 years.

Common Stock Reserved for Future Issuance

As of December 31, 2015, the Company has reserved the following shares of common stock for future issuance:

Conversion of redeemable convertible preferred stock (including 25,423,885 resulting from the accumulation of undeclared dividends and modification of liquidation preferences)	120,486,554
Issuance under preferred stock warrants (including 452,898 resulting from the modification of liquidation preferences)	8,320,226
Issuance under common stock warrants	1,315,385
Issuance under the stock option plan	26,421,305

156,543,470

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

13.	Income Taxes

The components of income (loss) before provision for (benefit from) income taxes for the years ended December 31, 2015 and 2014, are as follows (in thousands):

	2015	2014

Domestic	$(10,438)	$11,461
Foreign	351	669

	$(10,087)	$12,130

The provision for income taxes in 2015 and 2014 is composed of federal, state, and foreign taxes. Taxes other than income taxes have been recorded in selling, general, and administrative expense.

The components of the provision for (benefit from) income taxes for the years ended December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014
Current:
Federal	$-	$-
State	-	-
Foreign	155	(100)
Total current	155	(100)

Deferred:
Federal	54	51
State	11	10
Foreign	-	-
Total deferred	65	61
Total provision for (benefit from) income taxes	$220	$(39)

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to reduce the deferred tax assets when it is more-likely-than-not that all or a portion of the deferred tax assets will not be realized.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

13.	Income Taxes, continued

Significant components of the Company’s deferred tax assets for federal and state income taxes as of December 31, 2015 and 2014 consist of the following (in thousands):

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$55,144	$48,602
Fixed assets and intangible assets	5,029	7,205
Credits	2,905	4,813
Reserves and accruals	6,416	2,945
Other	331	307

Gross deferred tax assets	69,825	63,872

Valuation allowance	(69,825)	(63,872)

Net deferred tax assets	-	-

Deferred tax liability, acquired goodwill	(530)	(467)

Total net deferred tax liabilities	$(530)	$(467)

The Company’s accounting for deferred taxes under ASC 740 involves the evaluation of a number of factors concerning the reliability of the Company’s projected income. Management primarily considered such factors as the Company’s history of operating losses; the nature of the Company’s deferred tax assets, and the timing, likelihood, and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. As of December 31, 2015, management does not believe that it is more-likely-than-not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established.

The Company has provided for an income tax provision (benefit) of $220,000 and ($39,000) for the years ended December 31, 2015 and 2014, respectively. In the United States, the Company continues to generate net operating losses. The reported amount of income tax expense/(benefit) attributable to continuing operations for the year differs from the amount that would result from applying domestic federal statutory tax rates to pretax income from continuing operations, primarily because of unused net operating losses and foreign income tax benefits related to recoverable tax credits.

As of December 31, 2015, the Company has federal and state net operating loss carryforwards of approximately $141.0 million and $144.5 million, respectively. If not utilized, the net operating loss carryforwards begin to expire in 2025 and 2017 for federal and state purposes, respectively. The Company also had federal and state research and development credit carryforwards of approximately $4.5 million and $4.8 million, respectively, as of December 31, 2015. The federal credits will begin to expire in 2025 if not utilized. The state credits have no expiration period.

The carryforward amounts listed above are net of reduction for Cancellation of Debt Income under IRS Code Section 108. During 2014, the Company recognized approximately $21.8 million of gain on extinguishment of debt for U.S. GAAP purposes. For tax purposes, the Company took a write-off of tax attributes (Net Operating Loss carryforward) and reduced the corresponding deferred tax assets.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

13.	Income Taxes, continued

Utilization of the net operating loss and credit may be subject to annual limitation due to historical or future ownership percentage change rules provided by the Internal Revenue Code of 382 and similar state provisions. The annual limitation may result in the expiration of certain net operating loss and credit before utilization.

For the year ended December 31, 2015, the Company had unrecognized tax benefits of approximately $163,000 with a cumulative balance as of December 31, 2015 of $4.7 million. The liability related to uncertain tax positions for the current year is approximately $100,000. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next 12 months. Management accrues interest and penalties on uncertain tax positions as appropriate. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense.

All tax returns will remain open for examination by the federal and state taxing authorities for three and four years, respectively, from the date of utilization of any net operating loss carryforwards or research and development credits.

Effective January 1, 2009, the Company adopted guidance that clarified the accounting for uncertainty in income taxes, which requires that realization of an uncertain income tax position must be recognized in the financial statements. The benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. The guidance also clarifies the financial statement classification of tax-related penalties and interest and sets forth new disclosure regarding unrecognized tax benefits.

The differences between the amounts recognized in the statements of financial position prior to the adoption and the amounts reported after adoption have been accounted for as cumulative-effect adjustment recorded to the beginning balance of retained earnings.

A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

	2015	2014

Uncertain tax positions, beginning of the year	$4,522	$4,357
Increase for tax positions take in the current year	163	144
Increase related to tax positions taken in prior years	-	27
Decrease related to tax positions taken in prior years	-	(6)

Uncertain tax positions, end of year	$4,685	$4,522

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

14.	Segment and Geographical Information

Geographic Area

Net sales for the years ended December 31, 2015 and 2014, by geographic location based on the ship-to location are as follow (in thousands):

	2015	%	2014	%

United States	$7,612	45%	$18,049	64%
Europe	6,643	39%	5,656	20%
China	1,475	9%	1,917	7%
Canada	500	3%	190	1%
Other	855	4%	2,189	8%

Net sales	$17,084	100%	$28,001	100%

Geographic Property and Equipment

The following illustrates property and equipment, net, by geographic location, as of December 31, 2015 and 2014, based on the physical location of the assets (in thousands):

	2015	2014

United States	$222	$210
China	31	65
Canada	29	40

Total property and equipment, net	$282	$315

15.	Subsequent Events

Company Restructuring

In January 2016, the Company notified employees of the closure of the Beijing facility and associated layoffs, as well as, additional layoffs in the U.S. and Canada. In the first quarter of 2016, thirty-nine employees were terminated in Beijing, eight employees were terminated in the US, two employees were terminated in Canada and three Beijing employees transferred to the Canada facilities. The Company has retained a small number of key technical staff in Beijing on a contractor basis.

As part of the closure of the Beijing facility, Management decided to relocate the Quality Assurance (“QA”) department and lab in Beijing to Canada. In March 2016, three Beijing employees relocated to the Canada office as part of the QA team. In addition, QA equipment was transferred from Beijing to Canada in the first quarter of 2016.

On March 31, 2016 the Company vacated the Beijing facility and the lease was terminated.

Continued

Magnum Semiconductor, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

15.	Subsequent Events, continued

Shareholder Subordinated Notes Payable

The Shareholder Subordinated Notes Payable were amended to reflect a change to the maturity date from December 31, 2015 to June 30, 2016. At the time of the merger, all Shareholder Notes payable and accrued interest were paid in full with GigPeak common stock.

Change of Ownership

On April 5, 2016, the Company was acquired by GigPeak Inc., an NYSE MKT-traded semiconductor company located in San Jose, California. Immediately prior to the closing of the merger, GigPeak loaned money to the Company to pay off, in full, its debt obligation to CapIP.

The Company evaluated subsequent events for recognition and disclosure through May 27, 2016, the date which these consolidated financial statements were available to be issued. Management concluded that no additional material subsequent events have occurred since December 31, 2015 that require recognition or disclosure in the consolidated financial statements.